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                                                                     EXHIBIT 8.1

                    [Muldoon, Murphy & Faucette Letterhead]

                                 July 26, 1996

Board of Directors
Financial Security Corp.
1209 North Milwaukee Avenue
Chicago, Illinois 60622

Board of Directors
Pinnacle Banc Group, Inc.
2215 York Road
Suite 208
Oak Brook, Illinois 60521

    Re:  Federal Tax Consequences of the Merger of Financial Security Corp.
       with and into Pinnacle Banc Group, Inc.

To the Members of the Board:

    You have requested an opinion with respect to the Federal income tax consequences of the proposed merger of Financial Security Corp., a Delaware corporation ("Financial Security"), with and into Pinnacle Banc Group, Inc., an Illinois corporation ("Pinnacle") (the "Merger"), pursuant to the Agreement and Plan of Reorganization dated as of April 22, 1996 which provides for a statutory merger under Illinois and Delaware law between Financial Security and Pinnacle (the "Plan of Reorganization"). Upon consummation of the Merger, the separate existence of Financial Security shall cease and Pinnacle will be the continuing and surviving corporation.

    The proposed transaction and the parties are described in the Plan of Reorganization. We have made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. In rendering this opinion, we have received certain standard representations of Pinnacle and Financial Security concerning Pinnacle and Financial Security as well as the transaction ("Representations"). These Representations are required to be furnished prior to the execution of this letter and again prior to the closing of the Merger. We will rely upon the accuracy of the Representations of Pinnacle and Financial Security and the statements of fact contained in the examined documents, particularly the Plan of Reorganization. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan of Reorganization. We have assumed that the transaction will be consummated strictly in accordance with the terms of the Plan of Reorganization.

    The Plan of Reorganization (including exhibits), contains detailed descriptions of the parties to the Merger and the Merger itself. These documents as well as the Representations to be provided by Pinnacle and Financial Security are incorporated in this letter as part of the statement of the facts.

    In order to effect the Merger, each share of the common stock, par value $0.01 per share, of Financial Security ("Financial Security Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Financial Security Common Stock held by Financial Security or any of its wholly-owned subsidiaries, or by Pinnacle or any of its wholly-owned subsidiaries, all of which shares will be cancelled) other than Dissenting
Shares, shall be converted into the right to receive a combination of cash and/or shares of Pinnacle Common Stock. The combined value of this right is referred to as the "Merger Consideration."
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Board of Directors
July 26, 1996
Page 2

    Pursuant to the terms of the Plan of Reorganization, the Merger Consideration shall be calculated such that the aggregate Merger Consideration so determined consists of not more than 45% cash consideration and not less than 55% stock consideration or such higher percentage of stock consideration necessary to qualify the Merger as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code")). The stock portion of the Merger Consideration may be greater than 55% and the cash portion may be less than 45% of the aggregate Merger Consideration. Thus, under the Plan of Reorganization, the aggregate amount of cash that may be received by Financial Security shareholders in the merger may not exceed 45% of the value of all the formerly outstanding shares of Financial Security Common Stock issued and outstanding at the Effective Time of the Merger. For purposes of this limitation, shares of Financial Security Common stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares, will be treated as outstanding stock on the date of the transaction.

                                    OPINION

    Based upon the facts set forth above and in the Plan of Reorganization, the Representations discussed above, and assuming the the Merger is effected in accordance with the terms of the Plan of Reorganization between Pinnacle and Financial Security as well as in conformity with applicable law, rules and regulations, and assuming that Financial Security is solvent, and taking into consideration the limitations discussed in this opinion, it is our opinion that under current federal income tax law:

    (1) The proposed Merger of Financial Security and Pinnacle will be a reorganization within the meaning of section 368(a) of the Code. Pinnacle and Financial Security will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

    (2) No gain or loss will be recognized by Pinnacle or Financial Security upon the exchange in the Merger, pursuant to the terms of the Plan of Reorganization, of Pinnacle Common Stock and cash for all the Financial Security Common Stock as provided for in the Plan of Reorganization.

    (3) No gain or loss will be recognized by the shareholders of Financial Security who receive shares of Pinnacle Common Stock in exchange for all of their shares of Financial Security Common Stock, except to the extent of any cash received, including cash received in lieu of a fractional share of Pinnacle Common Stock. Gain, if any, will be recognized by holders of the shares of Financial Security Common Stock who receive both Pinnacle Common Stock (including a fractional share interest) and cash in exchange for their Financial Security Common Stock, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with the application of section 318(a) of the Code), then the amount of the gain recognized that is not in excess of shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of a dividend will be made in accordance with the principles set forth in COMMISSIONER V. CLARK, 489 U.S. 726 (1989). No loss will be recognized on the exchange of Financial Security Common Stock for Pinnacle Common Stock (including a fractional share interest, if any), and cash, as described in paragraph (2) above (section 354(a)(1) of the Code).

    (4) A Financial Security stockholder who receives cash in the Merger in lieu of a fractional share of Pinnacle Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by Pinnacle in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Pinnacle Common Stock allocable to the fractional share.
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Board of Directors
July 26, 1996
Page 3

    (5) The basis of the Pinnacle Common Stock received by shareholders of Financial Security in the Merger will be the same as the basis of the Financial Security Common Stock surrendered in exchange therefor, decreased by the amount of any cash received, and increased by the amount of any gain recognized in the exchange.

    (6) The holding period of the Pinnacle Common Stock received by the Financial Security shareholders will include the holding period of the Financial Security Common Stock surrendered therefor, provided that the Financial Security Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of Financial Security at the Effective Time.

    (7) The basis of the assets of Financial Security to be received by Pinnacle will be the same as the basis of those assets in the hands of Financial Security immediately prior to the Merger.

    (8) The holding period of the assets of Financial Security to be received by Pinnacle will include the holding period of those assets in the hands of Financial Security immediately prior to the Merger.

                             LIMITATIONS OF OPINION

    Our opinion expressed herein is based solely upon current provisions of the Code including applicable regulations thereunder and current judicial and administrative authority. Any future amendment to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal or state tax consequences of the Merger under any section of the Code (or under state or local tax law) except if any only to the extent specifically addressed.

                                     * * *

    We consent to the inclusion of this opinion as an exhibit to the Form S-4 Registration Statement of Pinnacle and the Application on Form H-(e)2 of the Office of Thrift Supervision and the references to and summary of this opinion in such documents.

                                          Sincerely,

                                          /s/ MULDOON, MURPHY & FAUCETTE

                                          MULDOON, MURPHY & FAUCETTE